EX-99.C1

Exhibit 24(b)(10)(b)

Consent of Ernst & Young LLP

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Independent Auditors” in the Statement of Additional Information and to the use of our reports (1) dated February 13, 2004 with respect to the statutory-basis financial statements and schedules of Western Reserve Life Assurance Co. of Ohio, and (2) dated February 5, 2004 with respect to the financial statements of the WRL Series Annuity Account, included in Post-Effective Amendment No. 23 to the Registration Statement (Form N-4 No. 33-24856) and related Prospectus of WRL Series Annuity Account.

ERNST & YOUNG LLP

Des Moines, Iowa

April 28, 2004